Exhibit 99.1

Conn’s, Inc. Reports Results for the Quarter Ended April 30, 2013

Diluted earnings per share of $0.61 for the quarter

Fiscal 2014 earnings guidance raised to $2.50 – $2.65 per diluted share

THE WOODLANDS, Texas--(BUSINESS WIRE)--June 6, 2013--Conn’s, Inc. (NASDAQ:CONN), a specialty retailer of home appliances, furniture, mattresses, consumer electronics and provider of consumer credit, today announced its results for the quarter ended April 30, 2013.

Significant items for the first quarter of fiscal 2014 include:

  Net income equaled $22.2 million, $10.6 million above last year;
  Earnings per diluted share rose to $0.61 from $0.35 per share a year ago on a 10.8% increase in diluted shares outstanding;
  Consolidated revenues were $251.1 million, up 25.0% over the prior-year quarter;
  Same store sales rose 16.5% from the prior-year period, on top of same store sales growth of 17.8% last year;
  Retail gross margin was 40.3% for the quarter, an increase year-over-year of 660 basis points;
  Retail segment operating income was $27.3 million, $16.5 million above the level reported in the prior-year period; and
  Credit segment operating income totaled $11.7 million, an increase of 5.5% from the prior-year quarter.

“We are pleased to again report record net income. Over the past six quarters, our operations have delivered year-over-year expansion in both same store sales and retail margins. With the addition of new stores and update of existing stores, furniture and mattress sales growth is accelerating. Furniture and mattress sales were up over 70% from last year and accounted for 26% of our total product sales in the current period," stated Theodore M. Wright, the Company's Chairman and CEO. “May 2013 same store sales rose 18% with same store sales of consumer electronics up 4%."

Retail Segment Results

Revenues for the quarter ended April 30, 2013 increased $42.6 million, or 25.5%, over the prior-year period to $209.8 million. The year-over-year growth was driven by the significant expansion in same store sales and the five Conn’s HomePlusTM stores opened in fiscal 2013. Two new stores opened on April 26, 2013. As of quarter end, 22 existing stores were updated to the Conn’s HomePlus format.

The following table presents net sales by category and changes in net sales for the current and prior-year quarter:

	Three Months ended April 30,						Same store % change
	2013	% of Total	2012	% of Total	Change	% Change
	(dollars in millions)
Home appliance	$57.7	27.6%	$48.3	29.0%	$9.4	19.4%	11.5%
Furniture and mattress	49.1	23.5	28.4	17.0	20.7	72.7	50.9
Consumer electronic	56.8	27.1	52.4	31.4	4.4	8.3	(0.8)
Home office	17.5	8.4	12.2	7.3	5.3	44.1	34.2
Other	9.7	4.6	10.8	6.5	(1.1)	(9.6)	(15.3)
Product sales	190.8	91.2	152.1	91.2	38.7	25.5	15.2

Repair service agreement commissions	16.0	7.6	11.4	6.8	4.6	40.4	28.0
Service revenues	2.6	1.2	3.4	2.0	(0.8)	(24.2)
Total net sales	$209.4	100.0%	$166.9	100.0%	$42.5	25.5%	16.5%

The following provides a summary of items influencing the Company’s major product category performance during the quarter, compared to the prior-year period:

  Home appliance average selling price rose 14.6% and unit volume increased 3.8%. Laundry sales increased 25.8%, refrigeration sales were up 16.2% and cooking sales rose 19.4%;
  Furniture unit sales increased 81.6% and the average selling price was down slightly;
  Mattress unit volume increased 33.6% and average selling price was up 19.7%;
  Same store sales of consumer electronics improved through the quarter. In April, same store sales were up 5.9%; and
  Tablet sales increased 218.0% and computer sales were up 16.2%.

Retail gross margin was 40.3% for the quarter ended April 30, 2013, compared to 33.7% in the prior-year period. Certain of the Company’s vendors provide higher promotional assistance during the first quarter of each fiscal year which benefited retail gross margin by approximately 150 basis points in both periods. Margin improvement was reported in each of the product categories – reflecting the benefit of the sale of higher price-point, higher-margin goods and realization of sourcing opportunities. Product margin on furniture and mattress sales rose 6.1 percentage points from the prior-year period to 48.3% of sales. Furniture and mattress sales were 25.7% of total product revenue in the current period and generated 34.8% of the total product gross profit.

Credit Segment Results

Revenues were $41.3 million for the current quarter, up 22.6% from the prior-year period. The revenue increase resulted from an increase in the average receivable portfolio balance outstanding. The portfolio balance rose to $773.4 million at April 30, 2013, from $635.2 million in the prior-year period, due to higher retail sales volumes and credit penetration over the past year. The portfolio interest and fee income yield was 18.0% for the three months ended April 30, 2013, relatively consistent with the prior-year period, but down 70 basis points sequentially as a result of increased short-term, no-interest financing.

Provision for bad debts was $13.8 million for the quarter ended April 30, 2013, an increase of $4.8 million from the prior-year period. This additional provision was driven primarily by the substantial year-over-year growth in the average receivable portfolio balance outstanding, which includes an increase of $31.9 million during the current quarter.

Additional information on the credit portfolio and its performance may be found in the table included within this press release and in the Company’s Form 10-Q to be filed with the Securities and Exchange Commission.

Capital and Liquidity

In March of 2013, the Company received an additional $40 million of lender commitments under its asset-based loan facility increasing total commitments under the facility to $585 million. During the first quarter, the Company also repaid the remaining asset-backed notes. In connection with the early repayment of the asset-backed notes, the Company accelerated the amortization of deferred financing cost resulting in an additional $0.4 million of interest expense.

The Company’s improved operating performance and credit portfolio velocity allowed it to internally fund the growth in its credit portfolio as well as capital expenditures. As of April 30, 2013, the Company had $293.7 million of borrowings outstanding under its asset-based loan facility. Additionally, the Company had $244.6 million of immediately available borrowing capacity as of April 30, 2013, and an additional $45.3 million that could become available upon increases in eligible inventory and customer receivable balances under the borrowing base.

Outlook and Guidance

The Company increased earnings guidance for the fiscal year ending January 31, 2014, to diluted earnings per share of $2.50 to $2.65 on an adjusted basis. The following expectations were considered in developing the guidance for the full year:

  Same stores sales up 8% to 13%;
  New store openings of between 10 and 12;
  Retail gross margin between 37.5% and 38.5%;
  An increase in the credit portfolio balance;
  Credit portfolio interest and fee yield of between 18.0% and 18.3%, reflecting a higher proportion of the portfolio balance represented by no-interest credit programs than in fiscal 2013;
  Provision for bad debts of between 6.5% and 7.0% of the average portfolio balance outstanding;
  Selling, general and administrative expense of between 28.0% and 29.0% of total revenues; and
  Diluted shares outstanding of approximately 37.0 million.

Conference Call Information

Conn’s, Inc. will host a conference call and audio webcast on Thursday, June 6, 2013, at 10:00 A.M. CT, to discuss its earnings and operating performance for the quarter. A link to the live webcast, which will be archived for one year, and slides to be referred to during the call will be available at ir.Conns.com. Participants can join the call by dialing 877-754-5302 or 678-894-3020.

About Conn’s, Inc.

Conn’s is a specialty retailer currently operating 70 retail locations in Texas (58), Louisiana (6), Oklahoma (3), New Mexico (2) and Arizona (1). The Company’s primary product categories include:

  Home appliance, including refrigerators, freezers, washers, dryers, dishwashers and ranges;
  Furniture and mattress, including furniture and related accessories for the living room, dining room and bedroom, as well as both traditional and specialty mattresses;
  Consumer electronic, including LCD, LED, 3-D and plasma televisions, Blu-ray players, home theater and video game products, camcorders, digital cameras, and portable audio equipment; and
  Home office, including computers, tablets, printers and accessories.

Additionally, the Company offers a variety of products on a seasonal basis, including lawn and garden equipment, room air conditioners and outdoor furniture. Unlike many of its competitors, the Company provides flexible in-house credit options for its customers, in addition to third-party financing programs and third-party rent-to-own payment plans.

This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements include information concerning our future financial performance, business strategy, plans, goals and objectives. Statements containing the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," or the negative of such terms or other similar expressions are generally forward-looking in nature and not historical facts. Although we believe that the expectations, opinions, projections, and comments reflected in these forward-looking statements are reasonable, we can give no assurance that such statements will prove to be correct. A wide variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results either expressed or implied by our forward-looking statements including, but not limited to: general economic conditions impacting our customers or potential customers; our ability to continue existing or offer new customer financing programs; changes in the delinquency status of our credit portfolio; higher than anticipated net charge-offs in the credit portfolio; the success of our planned opening of new stores and the updating of existing stores; technological and market developments and sales trends for our major product offerings; our ability to fund our operations, capital expenditures, debt repayment and expansion from cash flows from operations, borrowings from our revolving credit facility, and proceeds from accessing debt or equity markets; and the other risks detailed from time-to-time in our SEC reports, including but not limited to, our Annual Report on Form 10-K. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, we are not obligated to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

CONN'S, INC. AND SUBSIDIARIES
CONDENSED, CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended
	April 30,
	2013	2012
Revenues
Total net sales	$209,448	$166,937
Finance charges and other	41,615	33,914
Total revenues	251,063	200,851
Cost and expenses
Cost of goods sold, including warehousing and occupancy costs	123,457	108,443
Cost of parts sold, including warehousing and occupancy costs	1,406	1,550
Selling, general and administrative expense	73,255	59,656
Provision for bad debts	13,937	9,185
Charges and credits	-	163
Total cost and expenses	212,055	178,997
Operating income	39,008	21,854
Interest expense	3,871	3,759
Other income, net	(6)	(96)
Income before income taxes	35,143	18,191
Provision for income taxes	12,967	6,635
Net income	$22,176	$11,556

Earnings per share:
Basic	$0.63	$0.36
Diluted	$0.61	$0.35
Average common shares outstanding:
Basic	35,313	32,195
Diluted	36,452	32,904

CONN'S, INC. AND SUBSIDIARIES
CONDENSED RETAIL SEGMENT FINANCIAL INFORMATION
(unaudited)
(in thousands)

	Three Months Ended
	April 30,
	2013	2012
Revenues
Product sales	$190,860	$152,115
Repair service agreement commissions	15,989	11,392
Service revenues	2,599	3,430
Total net sales	209,448	166,937
Finance charges and other	339	241
Total revenues	209,787	167,178
Cost and expenses
Cost of goods sold, including warehousing and occupancy costs	123,457	108,443
Cost of parts sold, including warehousing and occupancy costs	1,406	1,550
Selling, general and administrative expense	57,510	46,049
Provision for bad debts	114	212
Charges and credits	-	163
Total cost and expenses	182,487	156,417
Operating income	27,300	10,761
Other income, net	(6)	(96)
Income before income taxes	$27,306	$10,857

Retail gross margin	40.3%	33.7%
Selling, general and administrative expense as percent of revenues	27.4%	27.5%
Operating margin	13.0%	6.4%

Number of stores:
Beginning of period	68	65
Opened	2	-
Closed	-	-
End of period	70	65

CONN'S, INC. AND SUBSIDIARIES
CONDENSED CREDIT SEGMENT FINANCIAL INFORMATION
(unaudited)
(in thousands)

	Three Months Ended
	April 30,
	2013	2012
Revenues
Finance charges and other	$41,276	$33,673
Cost and expenses
Selling, general and administrative expense	15,745	13,607
Provision for bad debts	13,823	8,973
Total cost and expenses	29,568	22,580
Operating income	11,708	11,093
Interest expense	3,871	3,759
Income before income taxes	$7,837	$7,334

Selling, general and administrative expense as percent of revenues	38.1%	40.4%
Operating margin	28.4%	32.9%

CUSTOMER RECEIVABLE PORTFOLIO STATISTICS
(dollars in thousands, except average outstanding customer balance)

	April 30,
	2013	2012

Total outstanding balance	$773,436	$635,233
Weighted average credit score of outstanding balances	596	601
Number of active accounts	486,988	458,493
Average outstanding customer balance	$1,588	$1,385
Account balances 60+ days past due	$51,543	$46,438
Percent 60+ days past due	6.7%	7.3%
Percent of portfolio re-aged	11.2%	11.6%

	Three Months Ended
	April 30,
	2013	2012

Weighted average origination credit score of sales financed	602	615
Weighted average monthly payment rate	6.2%	6.1%
Interest and fee income yield, annualized	18.0%	18.0%
Percent of bad debt charge-offs (net of recoveries) to average outstanding balance, annualized	6.1%	8.5%
Percent of sales paid for by payment option:
In-house financing, including down payment received	74.0%	66.9%
Third-party financing	11.8%	12.5%
Third-party rent-to-own options	3.8%	3.7%
Total	89.6%	83.1%

CONN'S, INC. AND SUBSIDIARIES
CONDENSED, CONSOLIDATED BALANCE SHEET
(unaudited)
(in thousands)

	April 30,	January 31,
	2013	2013
Assets
Current Assets
Cash and cash equivalents	$4,310	$3,849
Customer accounts receivable, net	395,085	378,050
Other accounts receivable, net	51,565	45,759
Inventories	88,862	73,685
Deferred income taxes	15,327	15,302
Prepaid expenses and other assets	6,121	11,599
Total current assets	561,270	528,244
Long-term customer accounts receivable, net	324,213	313,011
Property and equipment, net	51,731	46,994
Deferred income taxes	10,938	11,579
Other assets, net	9,122	10,029
Total Assets	$957,274	$909,857

Liabilities and Stockholders' Equity
Current Liabilities
Current portion of long-term debt	$222	$32,526
Accounts payable	74,748	69,608
Accrued liabilities	33,078	29,496
Other current liabilities	24,451	19,533
Total current liabilities	132,499	151,163
Long-term debt	293,773	262,531
Other long-term liabilities	22,572	21,713
Stockholders' equity	508,430	474,450
Total liabilities and stockholders' equity	$957,274	$909,857

Total debt as a percentage of stockholders' equity	57.8%	62.2%

CONN-F

CONTACT:
Conn’s, Inc.
Chief Financial Officer
Brian Taylor, 936-230-5899
or
Investors:
S.M. Berger & Company
Andrew Berger, 216-464-6400